Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

CASI Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share(2)	Rule 457(c)	3,000,000	$6.435	$19,305,000	0.00014760	$2,849.42
	Total Offering Amounts			3,000,000		$19,305,000		$2,849.42

(1)	In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from share splits, share dividends or similar transactions.

(2)

As described in greater detail in the prospectus contained in this registration statement, the ordinary shares to be offered for resale by selling shareholders include an aggregate of 1,020,000 ordinary shares issued to the selling shareholders and 1,980,000 ordinary shares issuable upon exercise of certain pre-funded warrants issued to certain selling shareholders in connection with a private placement transaction entered into on June 26, 2024.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of the registrant’s ordinary shares on the Nasdaq Capital Market on August 15, 2024.